                                                              Exhibit 11

                                              1800 Massachusetts Avenue, NW
                                              Suite 200
                                              Washington, DC 20036-1221
                                              202-778-9000
                                              202-778-9100 Fax
                                              www.kl.com

                             March 11, 2003

Ivy Fund
700 South Federal Highway
Suite 300
Boca Raton, Florida  33432

Ladies and Gentlemen:

    We have acted as counsel to Ivy Fund, a business trust formed under the laws of the Commonwealth of Massachusetts (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of a registration statement on Form N-14 (the "Registration Statement"), registering the Class A, Class B, Class C and Advisor Class shares of beneficial interest of Ivy Pacific Opportunities Fund, a series of the
Trust (the "Acquiring Fund"), (the "Shares") to be issued pursuant to an
Agreement and Plan of Reorganization on behalf of the Acquiring Fund and
Ivy Developing Markets Fund, another series of the Trust (the "Target").
The Plan provides for the transfer of the Target's assets to the Acquiring
Fund in exchange solely for a number of Shares determined in the manner specified in the Plan and the assumption by the Acquiring Fund of the liabilities of the Target.

    In connection with rendering the opinions set forth below, we have examined the form of Plan that we understand is included as an exhibit to the Registration Statement, the Trust's Declaration of Trust, as amended, and Bylaws, and the action of the Trust that provides for the issuance of the Shares; and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

    Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the Commonwealth of
Massachusetts that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

    Based upon and subject to the foregoing, we are of the opinion that:

    1. The  Shares  to be  issued  pursuant to  the  Plan have  been  duly authorized for issuance by the Trust; and

    2. When such Shares have issued and the consideration for such  Shares has been paid  in accordance  with the Plan,  such shares  will be  validly issued, fully paid and non-assessable.

    In regard to the opinion expressed above that the Shares are non-
assessable, we note that the Trust is an entity of the type commonly known as a "Massachusetts business trust."  Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust.

    This opinion is rendered solely  in connection with the filing of  the
Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                                    Very truly yours,

                                    /s/ Kirkpatrick & Lockhart LLP

                                    KIRKPATRICK & LOCKHART LLP